Filed Pursuant to Rule 433

Registration Nos. 333-212117 and 333-212117-01

June 20, 2016

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

Pricing Term Sheet

5.625% Senior Notes due 2024

5.875% Senior Notes due 2026

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement.

Issuers:	AmeriGas Partners, L.P.
AmeriGas Finance Corp.

Terms Applicable to the $675,000,000 5.625% Senior Notes due 2024

Security Description:	5.625% Senior Notes due 2024

Face Amount:	$675,000,000

Maturity:	May 20, 2024

Interest Payment Dates:	May 20 and November 20, commencing on November 20, 2016

Coupon:	5.625% per annum

Offering Price:	100.000%

Yield to Maturity:	5.625%

Spread to Treasury:	409 basis points

Benchmark:	UST 2.500% due May 15, 2024

Optional Redemption:	Make-whole at T+50 prior to March 20, 2024.

Callable thereafter at par plus accrued and unpaid interest, if any.

CUSIP / ISIN:	030981 AH7 / US030981AH76

Gross Spread:	1.23%

Terms Applicable to the $675,000,000 5.875% Senior Notes due 2026

Security Description:	5.875% Senior Notes due 2026

Face Amount:	$675,000,000

Maturity:	August 20, 2026

Interest Payment Dates:	February 20 and August 20, commencing on August 20, 2016

Coupon:	5.875% per annum

Offering Price:	100.000%

Yield to Maturity:	5.875%

Spread to Treasury:	420 basis points

Benchmark:	UST 1.625% due May 15, 2026

Optional Redemption:	Make-whole at T+50 prior to May 20, 2026.

Callable thereafter at par plus accrued and unpaid interest, if any.

CUSIP / ISIN:	030981 AJ3 / US030981AJ33

Gross Spread:	1.23%

Terms Applicable to All Series of Notes

Trade Date:	June 20, 2016

Settlement Date:	June 27, 2016 (T+5)

Minimum Allocations:	$2,000

Increments:	$1,000

Joint Book Runners:	Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Senior Co-Managers:	Citizens Capital Markets, Inc.

PNC Capital Markets LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

The Issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus included in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner and Smith Incorporated at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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